Exhibit (p)(2)

TAP US Private Equity Fund of Funds

Amendment to

Subscription Agreement

This Amendment to the Subscription Agreement (the “Amendment”), effective as of March 20, 2026, is by and between Tap US Private Equity Fund of Funds, a Delaware statutory trust (the “Trust”) and Tap Capital LLC (the “Subscriber” and, together with the Trust, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into the Subscription Agreement, dated as of February 6, 2026 (the “Subscription Agreement”); and

WHEREAS, the Parties desire to amend the Subscription Agreement to, among other things, forfeit 1,592,000 of the Subscriber’s common shares of beneficial interest (the “Shares,” which Shares are referred to herein as the “Seed Shares”) such that the number of Seed Shares outstanding immediately following such partial forfeiture will be 8,000.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

1.	Amendment to Section 2. Section 2 of the Subscription Agreement is hereby deleted in its entirety and replaced with the following:

The Subscriber hereby partially forfeits 1,592,000 of the Seed Shares, such that the number of Seed Shares outstanding immediately following such partial forfeiture will be 8,000.

2.	Limited Effect. Except as expressly amended and modified by this Amendment, the Subscription Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. Any terms used and not otherwise defined herein shall have the same meaning ascribed to them in the Subscription Agreement.

3.	Counterparts. This Amendment may be executed in any number of counterparts each of which shall constitute one and the same instrument, and each party hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Amendment.

4.	Entire Agreement. The Subscription Agreement, as amended by this Amendment, constitutes the entire agreement among the Parties with respect to the specific matters dealt with therein and herein, and supersedes any previous agreements and documents with respect to such matters.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and date first above written.

Tap US Private Equity Fund of Funds

By:	/s/ Jeffrey Leathers
Name:	Jeffrey Leathers
Title:	President

TAP CAPITAL LLC

By:	/s/ Jeffrey Leathers
Name:	Jeffrey Leathers
Title:	CEO